Stock Option Exchange Program June 2026 Exhibit (a)(1)(I)

Disclaimer This presentation is provided for informational purposes only and is a summary of certain key terms of the Stock Option Exchange Program. It does not constitute a complete description of the program or its terms. The Stock Option Exchange Program is subject to the terms and conditions set forth in the formal offer to exchange, related materials filed with the Securities and Exchange Commission, and the Company’s equity incentive plans (collectively, the “Program Documents”). In the event of any inconsistency, the Program Documents will govern. Participation in the program is entirely voluntary. Employees should carefully review all Program Documents before making any decision regarding participation. Nothing in this presentation constitutes financial, tax, or legal advice. This presentation may include forward-looking statements, which are subject to risks and uncertainties, and actual results may differ materially.

Why this program exists Many options are underwater Stock price < grant price Underwater options have low perceived value Low perceived value This program allows you to reset your options Lower price, fewer shares Increasing the potential value of the equity portion of our Total Rewards Program How it works For new options with: Lower grant price Updated terms Fewer shares You trade: Existing stock options For informational purposes only. See Program Documents for full details.

A refresher on stock options $22.25 Grant Price Example: If you were granted 2,000 stock options in January 2023 at a grant price of $22.25, those options have remained largely underwater since the date of grant (chart below.) If the stock price exceeds $22.25 after the options vest, those options would be “in the money” and they would have value to you. What is a stock option? It gives you the right to buy a share of stock in the future at a price set on the grant date. How do options have value? The stock price must go up. Your option is worth the difference between the grant price and the current price. What is “underwater”? If the current price is less than the grant price, your options are “underwater” and have low perceived value. Key takeaway: Underwater options have low perceived value. This program gives you a chance to reset. For informational purposes only. See Program Documents for full details.

Details on the Exchange Program Grant Date Grant Price Exchange Ratio 2017-2018 $18 and above 7.0 to 1 2019-2020 $20 - $29.99 3.25 to 1 $30 - $39.99 4.5 to 1 $40 and above 7.0 to 1 2021 to date $18 - $19.99 1.25 to 1 $20 - $29.99 1.5 to 1 $30 - $39.99 2.25 to 1 $40 and above 3.5 to 1 Exchange Ratios This is a “value for value” exchange, which means that you will turn in more options than you will receive in exchange. Higher priced options will require more to be traded for each new one. Eligibility Must be below EVP level and have stock options that are priced at or above $18 (RSUs are not part of this program) Must be an active employee on the new grant date (7/2/2026) Value for value exchange You will turn in more options than you will receive in exchange. Higher priced options will require more to be traded for each new one. Vesting and Term New options will vest over 2 years: 50% after year one, and the remaining 50% after year two The term of the new option awards will be 8 years Key takeaway: The program lowers your option price, with updated terms, in exchange for fewer shares. For informational purposes only. See Program Documents for full details.

Additional program details Tender offer To facilitate the exchange, there will be a tender offer –the official process that lets you voluntarily exchange eligible existing stock options for new stock options The tender offer period runs from June 3 – July 1 You may elect to exchange some or all of your eligible option grants during this window This program is completely voluntary – if you do nothing, no options will be exchanged Full grant exchanges Exchanges will be made at the grant level – you may choose to exchange the entire grant or none of it You may not exchange part of a grant If the exchange ratio calculation results in a partial share, your new grant will be rounded down to the next whole share New dates If you exchange some or all of your options, the new option grant date will be 7/2/2026 and the new expiration date will be 7/2/2034 New grant price and vesting schedule If you exchange some or all of your options, the new option grant price will be the closing price on 7/2/2026 The new options will vest over two years: 50% after year one and the remaining 50% after year two. You’re in control. The program is completely voluntary. You decide if and how much you want to exchange. For informational purposes only. See Program Documents for full details.

Incentive stock options (ISOs) vs. Non-qualified stock options (NQs) Exchanging ISOs for NQs Historically, REGENXBIO has granted ISOs to the extent possible before granting NQs; so it’s possible that you have both. All replacement options will be granted as NQs, even if the options you are exchanging are ISOs. For informational purposes only. See Program Documents for full details. What’s the difference? ISOs may receive favorable tax treatment if you exercise and hold the shares for at least one year. This generally requires purchasing the shares and holding them for the required period, so employees often choose cashless exercises (exercising and selling on the same date). A cashless exercise does not qualify for the favorable ISO tax treatment. Tax implications There are no tax implications until stock options are exercised; this applies to the replacement options as well. If you have questions, please consult your tax advisor for guidance on your individual tax situation. What’s the difference and what it means for the Stock Option Exchange Program

Let’s walk through an example Current Terms Grant Date 1/3/2023 Grant Price $22.25 Number of Shares 2,000 Expiration Date 1/3/2033 Vesting Schedule 25% after 1 year, then monthly for 36 months Vested Options 1,708 Unvested Options 292 For informational purposes only. See Program Documents for full details.

Exchange Ratio The exchange ratio determines how many options you will receive Your example grant Grant Date 1/3/2023 Grant Price $22.25 Number of Shares 2,000 Expiration Date 1/3/2033 Vesting Schedule 25% after year 1, then monthly for 36 months Vested Options 1,708 Unvested Options 292 Good to know: You must exchange this entire grant – you cannot exchange a portion of it. Find your exchange ratio: Locate your grant date and grant price to find the exchange ratio that applies to your grant. Grant Date Grant Price Exchange Ratio (Options you give: Options you receive) 2017-2018 $18+ 7.0 to 1 2019-2020 $20 - $29.99 3.25 to 1 $30 - $39.99 4.5 to 1 $40+ 7.0 to 1 2021 to present $18 – $19.99 1.25 to 1 $20 - $29.99 1.5 to 1 $30 - $39.99 2.25 to 1 $40+ 3.5 to 1 Your example: For this grant, the exchange rate is 1.5 to 1. 2,000 1.5 1,333.34 1,333 Options you give Exchange ratio Options you receive Rounded down to whole share ÷ =  For informational purposes only. See Program Documents for full details.

New Terms Here’s how the terms of your grant would change if you choose to exchange Current Terms (Your existing grant) Terms of New Grant (If you exchange) Grant Date 1/3/2023 7/2/2026 Grant Price $22.25 Closing price on 7/2/2026 Number of Shares 2,000 1,333 (based on exchange ratio of 1.5 to 1) Expiration Date 1/3/2033 7/2/2034 Vesting Schedule 25% after 1 year, then monthly for 36 months 50% after 1 year, remaining 50% after year 2 Vested Options 1,708 0 (new grant starts with 0 vested) Unvested Options 292 1,333 (all become part of new grant) Key takeaway: You will receive fewer options, but at a lower price and with a new vesting schedule and longer expiration date For informational purposes only. See Program Documents for full details.

Making your decision Modeling Tool Use the modeling tool on the exchange website Plug in different future stock prices See the break-even price for each grant Compare the value of your current vs. potential options Your personal financial situation Only you know what is right for you and your personal risk profile Does it make sense to hold on to a higher number of options with a higher grant price? Or would you rather have fewer options with a lower price? Your perspective on REGENXBIO’s future stock price Where do you think the stock will go? Use the modeling tool to find the break-even price for each grant Consider whether you believe the stock will reach that point For informational purposes only. See Program Documents for full details. Tax considerations There are no tax implications on stock options until they are exercised. The new options will be subject to those same rules If you have any concerns or questions about tax implications, we encourage you to consult your personal tax advisor

Election website and modeling tool (Live demonstration of website and modeling tool) For informational purposes only. See Program Documents for full details.

Timeline 1. Offer Opens 2. Decision Window 3. Election Deadline 4. New Grants and To-Do’s June 3 – July 1, 2026 July 1, 2026 Tender offer closes You must have your elections in by 11:59pm ET Attend education sessions Use modeling tool Decide which grants to exchange Submit your elections by July 1 June 3, 2026 New grant price set (July 2, 2026 closing price) New grants issued (effective July 2, 2026) New grants available for viewing in Shareworks within 7 days You must accept your new grants in Shareworks within 3 months July 2, 2026 For informational purposes only. See Program Documents for full details. Tender offer opens

Your resources Infinite Equity Website Log on to the website and use the modeling tool to determine if you want to exchange some, all, or none of your eligible grants. This is also where you will make your elections. Education Slides & FAQs These slides and FAQs will be available on Box (Employee Resources > Human Resources > Stock Option Exchange) Stock Option Exchange Mailbox If you can’t find the answer to your question in any of the resources above, please email your question to optionexchange@regenxbio.com For informational purposes only. See Program Documents for full details.